As filed with the Securities and Exchange Commission on March 8, 2019

Registration No. 333-191215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RTI SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3466543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11621 Research Circle

Alachua, Florida 32615

(386) 418-8888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathon M. Singer

Chief Financial and Administrative Officer, Corporate Secretary

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

(386) 418-8888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Robert J. Grammig, Esq.

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

Phone: (813) 227-8500

Fax: (813) 229-0134

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 1 is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-191215) (the “Registration Statement”) filed with the Securities and Exchange Commission on September 17, 2013, and amended on November 1, 2013, by RTI Surgical, Inc., a Delaware corporation (“Registrant”), is being filed to deregister all unsold securities of Registrant that were registered under the Registration Statement.

On March 8, 2019, the Registrant consummated the transactions contemplated by that certain Master Transaction Agreement (the “Master Transaction Agreement”), by and among the Registrant, Bears Holding Sub, Inc., a Delaware corporation (“New RTI”), PS Spine Holdco, LLC, a Delaware limited liability company (the “Member”), and Bears Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

Pursuant to the Master Transaction Agreement, at the closing (the “Closing”): (i) Merger Sub merged with and into Registrant, with Registrant surviving as a wholly-owned subsidiary of New RTI (the “Merger”); (ii) Member contributed all of the issued and outstanding membership interests of Paradigm Spine, LLC, a Delaware limited liability company and wholly owned subsidiary of the Member, to New RTI; and (iii) New RTI was renamed “RTI Surgical Holdings, Inc.” Pursuant to the Master Transaction Agreement, at the effective time of the Merger: (i) each issued and outstanding share of common stock of Registrant converted automatically into one share of New RTI’s common stock; (ii) each issued and outstanding share of Series A Convertible Preferred Stock of Registrant converted automatically into one share of New RTI’s Series A Convertible Preferred Stock; and (iii) each stock option and restricted stock award granted by Registrant converted into a stock option or restricted stock award, as applicable, of New RTI with respect to an equivalent number of shares of New RTI common stock on the same terms and conditions as were applicable prior to the Closing.

This Post-Effective Amendment No. 1 is being filed as a result of the Merger. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the Registered Securities which remain unsold at the termination of the offering, removes from registration any and all Registered Securities registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RTI Surgical, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on March 8, 2019.

RTI SURGICAL, INC.

By:	/s/ Jonathon M. Singer
Jonathon M. Singer
Chief Financial and Administrative Officer, Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.